Exhibit 99.1

Parent of CFBank, NA

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 6, 2025
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.318.4660
Email: timodell@cfbankmail.com

CF BANKSHARES INC., PARENT OF CFBANK NA, REPORTS RESULTS FOR THE 1st QUARTER 2025.

Columbus, Ohio – May 6, 2025 – CF Bankshares Inc. (NASDAQ: CFBK) (the “Company”), the parent of CFBank, National Association (“CFBank”), today announced financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

•
Net income for Q1 2025 was $4.4 million ($0.68 per diluted common share), which included $600k of Provision expense. This represents a 44% increase in net income over Q1 2024. Pre-provision, pre-tax net revenue (PPNR) for Q1 2025 was $6.2 million.
•
Book value per share increased to $25.86 as of March 31, 2025.
•
Return on Average Equity (ROE) was 10.37% for the first quarter, while Return on Average Assets (ROA) was 0.86%. Q1 results included elevated payroll tax expense, which is typical for the first quarter of the year.
•
Net Interest Margin (NIM) increased 7bps when compared to the prior quarter and increased 28bps when compared to the first quarter of 2024. This represents the fourth consecutive quarter in which we have achieved NIM expansion.
•
Noninterest bearing (NIB) deposit balances grew by $18 million, an increase of 7% during the first quarter of 2025.
•
During Q1, we completed the sale of two portfolios of residential mortgage loans totaling $18.1 million. Proceeds from these sales have been redeployed into higher-yielding Commercial banking loan relationships. These Residential portfolio sales are consistent with our strategy of contracting Residential loans while expanding the Commercial Bank loans and relationships.

Recent Developments

•
In April 2025, Matt Tuohey joined CFBank as Market President for the Northeast Ohio region. Matt brings over 30 years of experience in commercial banking and executive leadership within the Northeast Ohio market. His strong connections will be valuable to building and expanding our presence in the market.
•
On April 2, 2025, the Company’s Board of Directors declared a cash dividend of $0.07 per share on its common stock and a corresponding cash dividend of $7.00 per share on its Series D Preferred Stock. The dividend was paid on April 22, 2025 to shareholders of record as of the close of business on April 14, 2025.
•
On April 30, 2025, the Company entered into a new $10 million revolving line of credit with the same third-party bank that is the lender on its existing $35 million holding company credit facility. The revolving line of credit provides an additional $10 million of availability that could be drawn on to inject additional Tier 1 capital into the Bank if and when needed.

CEO and Board Chair Commentary

Timothy T. O’Dell, President and CEO, commented:

Q1 Performance Sets Base to Build Upon

“Q1 Net Income of $4.4 million, which included $600k of provision expense, represents a solid start to 2025, and we believe establishes a base to continue building upon. We are particularly pleased with our continuing positive trajectory of growing NIB deposits, which were up 7% during the quarter.

We expect additional opportunities to reduce our Cost Of Funds and Deposit costs moving forward, with expected Fed rate reductions providing further impetus.

Leaning Into Growing the Commercial Bank Franchise

Our Commercial Banking group produced over $50 million of net Loan growth during the first quarter, after overcoming considerable loan payoffs, mostly from successful Commercial Real Estate development Projects, moving to refinance at stabilization into Permanent loans. At this juncture in the new year, our Commercial business and loan pipelines continue to be very strong.

A key element of our business strategy, cited previously, of reducing lower rate Residential Mortgage portfolio loans to help with funding strengthening Commercial lending growth, produced the intended strategic results during Q1.

A more normalized upward sloping Interest rate Yield curve is anticipated to benefit Margins and Lending as we move forward. Our CF Team has done a nice job of implementing interest rate floors into some floating rate loans which may also help to sustain or support Margins.

Adding Top Talent Sets the Stage for Quality Growth

I am highly enthused by the caliber and interest level of experienced Commercial Bankers interested in joining CFBank mostly from Regional Banks. We believe through our conversations with them that they are attracted to our Entrepreneurial business approach along with lack of bureaucratic red tape. This talent influx we believe bodes well for future growth and expansion, along with our business objectives of expanding our Commercial Banking franchise, through increasing market share and added scale.

The previous as well as current successes with recruiting proven Revenue generating Commercial Banker Talent, is expanding appreciably our Commercial Banking Teams & presence in all 5 of the Regional Metro Markets which we serve.

Our Bests are Yet Ahead!”

Robert E. Hoeweler, Chairman of the Board, added: “Our CFBank Leadership and Team continues to demonstrate the ability to compete successfully and win vs. Regional Bank competitors.”

Overview of Results

Net income for the three months ended March 31, 2025 totaled $4.4 million (or $0.68 per diluted common share) compared to net income of $4.4 million (or $0.68 per diluted common share) for the three months ended December 31, 2024 and net income of $3.1 million (or $0.47 per diluted common share) for the three months ended March 31, 2024. Pre-provision, pre-tax net revenue (“PPNR”) for the three months ended March 31, 2025 was $6.2 million compared to PPNR of $6.5 million for the three months ended December 31, 2024 and PPNR of $5.0 million for the three months ended March 31, 2024.

Net Interest Income and Net Interest Margin

Net interest income totaled $12.9 million for the quarter ended March 31, 2025 and increased $376,000, or 3.0%, compared to $12.5 million for the prior quarter, and increased $1.6 million, or 14.4%, compared to $11.3 million for the first quarter of 2024.

The increase in net interest income compared to the prior quarter was primarily due to a $1.2 million, or 6.7%, decrease in interest expense, partially offset by a $792,000 decrease in interest income. The decrease in interest expense when compared to the prior quarter was attributed to a 26bps decrease in the average cost of funds on interest-bearing liabilities, coupled with a $14.1 million, or 0.9%, decrease in average interest-bearing liabilities. The decrease in interest income was primarily attributed to a 19bps decrease in the average yield on interest-earning assets, partially offset by an $8.0 million, or 0.4%, increase in average interest-earning assets. The net interest margin of 2.64% for the quarter ended March 31, 2025 increased 7bps compared to the net interest margin of 2.57% for the prior quarter.

The increase in net interest income compared to the first quarter of 2024 was primarily due to a $1.5 million, or 8.5%, decrease in interest expense, coupled with a $114,000, or 0.4%, increase in interest income. The decrease in interest expense was attributed to a 37bps decrease in the average cost of funds on interest-bearing liabilities, coupled with a $6.4 million, or 0.4%, decrease in average interest-bearing liabilities. The increase in interest income was primarily attributed to a $40.3 million, or 2.1%, increase in average interest-earning assets outstanding, partially offset by a 10bps decrease in the average yield on interest-earning assets. The net interest margin of 2.64% for the quarter ended March 31, 2025 increased 28bps compared to the net interest margin of 2.36% for the first quarter of 2024.

Noninterest Income

Noninterest income for the quarter ended March 31, 2025 totaled $1.2 million and decreased $240,000, or 16.6%, compared to $1.4 million for the prior quarter. The decrease was primarily due to a $103,000 loss on the sale of a security, coupled with an $18,000 loss on the sale of commercial loans compared to a $79,000 gain in the prior quarter.

Noninterest income for the quarter ended March 31, 2025 increased $301,000, or 33.3%, compared to $905,000 for the quarter ended March 31, 2024. The increase was primarily due to a $457,000 increase in other noninterest income and a $108,000 increase in service charges on deposit accounts.

The following table represents the notional amount of loans sold during the three months ended March 31, 2025, December 31, 2024, and March 31, 2024 (in thousands).

	Three Months ended
	March 31, 2025	December 31, 2024	March 31, 2024
Notional amount of loans sold	$27,277	$15,670	$9,037

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2025 totaled $8.0 million and increased $521,000, or 7.0%, compared to $7.4 million for the prior quarter. The increase in noninterest expense was primarily due to a $628,000 increase in salaries and employee benefits, partially offset by a $136,000 decrease in loan expense. The increase in salaries and employee benefits was impacted by a $234,000 increase in payroll taxes, which on a percentage basis is higher in the first quarter of the year.

Noninterest expense for the quarter ended March 31, 2025 increased $767,000, or 10.7%, compared to $7.2 million for the quarter ended March 31, 2024. The increase in noninterest expense was primarily due to a $675,000 increase in salaries and employee benefits and a $124,000 increase in professional fee expense. The increase in salaries and employee benefits was primarily driven by higher expense accruals related to staff incentives and deferred compensation incentives in the first quarter of 2025 when compared to the first quarter of 2024.

Income Tax Expense

Income tax expense was $1.1 million for the quarter ended March 31, 2025 (effective tax rate of 20.6%), compared to $748,000 for the prior quarter (effective tax rate of 14.5%) and $695,000 for the quarter ended March 31, 2024 (effective tax rate of 18.5%).

Loans and Loans Held For Sale

Net loans and leases totaled $1.8 billion at March 31, 2025 and increased $28.1 million, or 1.6%, from December 31, 2024. The increase in loans and leases balances was primarily due to a $47.7 million increase in commercial real estate loan balances, a $6.4 million increase in construction loan balances, and a $2.5 million increase in home equity lines of credit balances, partially offset by a $23.9 million decrease in single-family residential loan balances, and a $4.1 million decrease in commercial and industrial (C&I) loan balances. The decrease in single-family residential loan balances was due primarily to the sale of two portfolios of loans totaling $18.1 million.

The following table presents the recorded investment in loans and leases for certain non-owner-occupied loan types (in thousands).

	March 31, 2025	December 31, 2024
Construction – 1-4 family*	$29,430	$26,786
Construction – Multi-family*	155,983	144,879
Construction – Non-residential*	23,646	29,582
Hotel/Motel	11,926	12,001
Industrial / Warehouse	74,068	58,480
Land/Land Development	33,195	25,123
Medical/Healthcare/Senior Housing	2,184	2,333
Multi-family	211,937	199,269
Office	41,109	42,412
Retail	71,948	62,652
Other	7,603	8,533

* CFBank possesses a core competency and deep expertise in Construction Lending. The construction lending business sector has produced many full banking relationships with proven developers with long successful track records.

Asset Quality

Nonaccrual loans were $14.5 million, or 0.82% of total loans at March 31, 2025, a decrease of $44,000 from $14.5 million at December 31, 2024.

Loans 30 days or more past due totaled $11.4 million at March 31, 2025, compared to $12.5 million at December 31, 2024.

The allowance for credit losses on loans and leases totaled $17.8 million at March 31, 2025 compared to $17.5 million at December 31, 2024. The ratio of the allowance for credit losses on loans and leases to total loans and leases was 1.01% at March 31, 2025, compared to 1.00% at December 31, 2024.

There was $582,000 in provision for credit losses expense for the quarter ended March 31, 2025, compared to $1.4 million for the quarter ended December 31, 2024 and $1.2 million for the quarter ended March 31, 2024. Net charge-offs for the quarter ended March 31, 2025 totaled $23,000, compared to net charge-offs of $95,000 for the prior quarter and net recoveries of $16,000 for the quarter ended March 31, 2024.

Deposits

Deposits totaled $1.78 billion at March 31, 2025, an increase of $27.9 million, or 1.6%, when compared to $1.76 billion at December 31, 2024. The increase when compared to December 31, 2024 was primarily due to an $18.1 million increase in noninterest-bearing account balances, coupled with a $9.8 million increase in interest-bearing accounts balances.

At March 31, 2025, approximately 31.1% of our deposit balances exceeded the FDIC insurance limit of $250,000, as compared to approximately 29.8% at December 31, 2024 and approximately 29.8% at March 31, 2024.

Borrowings

FHLB advances and other debt totaled $92.7 million at March 31, 2025 and December 31, 2024.

Capital

Stockholders’ equity totaled $172.7 million at March 31, 2025, an increase of $4.3 million, or 2.5%, when compared to $168.4 million at December 31, 2024. The increase in total stockholders’ equity during the three months ended March 31, 2025 was primarily attributed to net income, partially offset by $453,000 in dividend payments.

Use of Non-GAAP Financial Measures

This earnings release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures included in this earnings release include Pre-Provision, Pre-Tax Net Revenue (PPNR). Management uses this "non-GAAP" financial measure in its analysis of the Company’s performance and believes that this non-GAAP financial measure provides a greater understanding of ongoing operations and enhances comparability of results with prior periods and peers. These disclosures should not be viewed as substitutes for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure is included at the end of this earnings release under the heading "GAAP TO NON-GAAP RECONCILIATION."

About CF Bankshares Inc. and CFBank

CF Bankshares Inc. (the “Company”) is a holding company that owns 100% of the stock of CFBank, National Association (“CFBank”). CFBank is a nationally chartered boutique Commercial bank operating primarily in Five (5) Major Metro Markets: Columbus, Cleveland, Cincinnati, and Akron Ohio, and Indianapolis, Indiana. The current Leadership Team and Board recapitalized the Company and CFBank in 2012 during the financial crisis, repositioning CFBank as a full-service Commercial Bank model. Since the 2012 recapitalization, CFBank has achieved a CAGR in excess of 20%.

CFBank focuses on serving the financial needs of closely held businesses and entrepreneurs, by providing a comprehensive Commercial, Retail, and Mortgage Lending services presence. In all regional markets, CFBank provides commercial loans and equipment leases, commercial and residential real estate loans and treasury management depository services, residential mortgage lending, and full-service commercial and retail banking services and products. CFBank is differentiated by our penchant for individualized service coupled with direct customer access to decision-makers, and ease of doing business. CFBank matches the sophistication of much larger banks, without the bureaucracy.

Additional information about the Company and CFBank is available at www.CF.Bank

FORWARD LOOKING STATEMENTS

This press release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of CF Bankshares Inc. or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation those risks detailed from time to time in our reports filed with the SEC, including those risk factors identified in “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K filed with SEC for the year ended December 31, 2024.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this press release speak only as of the date hereof. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income

($ in thousands, except share data)

(unaudited)	Three months ended
	March 31,
	2025	2024	% change
Total interest income	$29,200	$29,086	0%
Total interest expense	16,291	17,802	-8%
Net interest income	12,909	11,284	14%

Provision for credit losses
Provision for credit losses-loans	352	1,317	-73%
Provision for credit losses-unfunded commitments	230	(80)	-388%
	582	1,237	-53%
Net interest income after provision for credit losses	12,327	10,047	23%

Noninterest income
Service charges on deposit accounts	667	559	19%
Net gain on sales of residential mortgage loans	114	90	27%
Net gain (loss) on sales of commercial loans	(18)	167	n/m
Net loss on sale of equity security	(103)	-	n/m
Other	546	89	513%
Noninterest income	1,206	905	33%

Noninterest expense
Salaries and employee benefits	4,183	3,508	19%
Occupancy and equipment	434	434	0%
Data processing	674	615	10%
Franchise and other taxes	303	286	6%
Professional fees	787	663	19%
Director fees	177	125	42%
Postage, printing, and supplies	49	44	11%
Advertising and marketing	44	14	214%
Telephone	55	51	8%
Loan expenses	325	447	-27%
Foreclosed assets, net	1	-	n/m
Depreciation	118	130	-9%
FDIC premiums	546	600	-9%
Regulatory assessment	65	65	0%
Other insurance	46	56	-18%
Other	147	149	-1%
Noninterest expense	7,954	7,187	11%

Income before income taxes	5,579	3,765	48%
Income tax expense	1,149	695	65%
Net income	4,430	3,070	44%
Earnings allocated to participating securities (Series D preferred stock)	(136)	(57)	n/m
Net Income attributable to common stockholders	$4,294	$3,013	43%

Share Data
Basic earnings per common share	$0.68	$0.48
Diluted earnings per common share	$0.68	$0.47

Average common shares outstanding - basic	6,285,649	6,329,898
Average common shares outstanding - diluted	6,285,649	6,357,298

n/m - not meaningful

Consolidated Statements of Financial Condition

($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2025	2024	2024	2024	2024
Assets
Cash and cash equivalents	$240,986	$235,272	$233,520	$241,775	$236,892
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	8,793	8,683	8,690	8,323	7,597
Equity securities	-	5,000	5,000	5,000	5,000
Loans held for sale	3,505	2,623	5,240	3,187	2,241
Loans and leases	1,767,942	1,739,493	1,733,855	1,706,980	1,713,929
Less allowance for credit losses on loans and leases	(17,803)	(17,474)	(16,780)	(19,285)	(18,198)
Loans and leases, net	1,750,139	1,722,019	1,717,075	1,687,695	1,695,731
FHLB and FRB stock	8,022	8,918	8,908	9,830	8,491
Foreclosed assets, net	524	-	-	-	-
Premises and equipment, net	3,472	3,536	3,480	3,571	3,685
Operating lease right of use assets	5,925	6,087	6,259	4,858	5,041
Bank owned life insurance	27,341	27,116	26,899	26,683	26,470
Accrued interest receivable and other assets	45,874	46,169	51,323	49,612	48,225
Total assets	$2,094,681	$2,065,523	$2,066,494	$2,040,634	$2,039,473

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$291,800	$273,668	$257,715	$217,771	$236,841
Interest bearing	1,491,889	1,482,127	1,487,861	1,478,705	1,486,229
Total deposits	1,783,689	1,755,795	1,745,576	1,696,476	1,723,070
FHLB advances and other debt	92,689	92,680	108,672	137,163	111,004
Advances by borrowers for taxes and insurance	1,346	2,238	1,214	154	1,093
Operating lease liabilities	6,083	6,229	6,387	4,949	5,127
Accrued interest payable and other liabilities	23,183	25,144	25,652	27,322	26,209
Subordinated debentures	15,009	15,000	14,990	14,980	14,971
Total liabilities	1,921,999	1,897,086	1,902,491	1,881,044	1,881,474

Stockholders' equity	172,682	168,437	164,003	159,590	157,999
Total liabilities and stockholders' equity	$2,094,681	$2,065,523	$2,066,494	$2,040,634	$2,039,473

Average Balance Sheet and Yield Analysis

	For Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)
Interest-earning assets:
Securities (1) (2)	$13,632	$139	3.49%	$13,664	$143	3.54%	$13,077	$129	3.23%
Loans and leases and loans held for sale (3)	1,747,968	26,815	6.14%	1,723,753	27,212	6.31%	1,694,701	26,010	6.14%
Other earning assets	183,421	2,072	4.52%	198,834	2,458	4.94%	196,600	2,782	5.66%
FHLB and FRB stock	8,151	174	8.54%	8,914	179	8.03%	8,488	165	7.78%
Total interest-earning assets	1,953,172	29,200	5.97%	1,945,165	29,992	6.16%	1,912,866	29,086	6.07%
Noninterest-earning assets	99,873			100,867			91,328
Total assets	$2,053,045			$2,046,032			$2,004,194

Interest-bearing liabilities:
Deposits	$1,465,045	$15,253	4.16%	$1,465,595	$16,342	4.46%	$1,453,397	$16,650	4.58%
FHLB advances and other borrowings	107,690	1,038	3.86%	121,193	1,117	3.69%	125,724	1,152	3.67%
Total interest-bearing liabilities	1,572,735	16,291	4.14%	1,586,788	17,459	4.40%	1,579,121	17,802	4.51%

Noninterest-bearing liabilities	309,457			292,733			267,714
Total liabilities	1,882,192			1,879,521			1,846,835

Equity	170,853			166,511			157,359
Total liabilities and equity	$2,053,045			$2,046,032			$2,004,194

Net interest-earning assets	$380,437			$358,377			$333,745
Net interest income/interest rate spread		$12,909	1.83%		$12,533	1.76%		$11,284	1.56%
Net interest margin			2.64%			2.57%			2.36%
Average interest-earning assets
to average interest-bearing liabilities	124.19%			122.59%			121.13%

(1)
Average balance is computed using the carrying value of securities. Average yield is computed using the historical amortized cost average balance for available for sale securities.
(2)
Average yields and interest earned are stated on a fully taxable equivalent basis.
(3)
Average balance is computed using the recorded investment in loans net of the allowance for credit losses on loans and leases and includes nonperforming loans and leases.

Consolidated Financial Highlights

	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2025	2024	2024	2024	2024
Earnings and Dividends
Net interest income	$12,909	$12,533	$11,460	$11,367	$11,284
Provision for credit losses	$582	$1,381	$558	$3,561	$1,237
Noninterest income	$1,206	$1,446	$1,606	$1,218	$905
Noninterest expense	$7,954	$7,433	$7,226	$7,092	$7,187
Net income	$4,430	$4,417	$4,205	$1,695	$3,070
Basic earnings per common share	$0.68	$0.68	$0.65	$0.26	$0.48
Diluted earnings per common share	$0.68	$0.68	$0.65	$0.26	$0.47
Dividends declared per share	$0.07	$0.07	$0.06	$0.06	$0.06

Performance Ratios (annualized)
Return on average assets	0.86%	0.86%	0.84%	0.34%	0.61%
Return on average equity	10.37%	10.61%	10.38%	4.23%	7.80%
Average yield on interest-earning assets	5.97%	6.16%	6.30%	6.16%	6.07%
Average rate paid on interest-bearing liabilities	4.14%	4.40%	4.70%	4.57%	4.51%
Average interest rate spread	1.83%	1.76%	1.60%	1.59%	1.56%
Net interest margin, fully taxable equivalent	2.64%	2.57%	2.41%	2.39%	2.36%
Efficiency ratio (3)	55.94%	53.17%	55.30%	56.35%	58.96%
Noninterest expense to average assets	1.55%	1.45%	1.44%	1.42%	1.43%

Capital
Tier 1 capital leverage ratio (1)	10.55%	10.33%	10.36%	10.11%	10.05%
Total risk-based capital ratio (1)	13.76%	13.60%	13.43%	13.48%	13.50%
Tier 1 risk-based capital ratio (1)	12.59%	12.45%	12.35%	12.23%	12.31%
Common equity tier 1 capital to risk weighted assets (1)	12.59%	12.45%	12.35%	12.23%	12.31%
Equity to total assets at end of period	8.24%	8.15%	7.94%	7.82%	7.75%
Book value per common share	$25.86	$25.51	$24.83	$24.17	$24.17
Tangible book value per common share (2)	$25.86	$25.51	$24.83	$24.17	$24.17
Period-end market value per common share	$22.04	$25.54	$21.65	$18.76	$19.97
Period-end common shares outstanding	6,476,759	6,402,085	6,388,110	6,387,655	6,338,115
Average basic common shares outstanding	6,285,649	6,258,616	6,253,716	6,256,457	6,329,898
Average diluted common shares outstanding	6,285,649	6,328,710	6,293,908	6,256,457	6,357,298

Asset Quality
Nonperforming loans	$14,563	$14,719	$14,597	$10,909	$7,895
Nonperforming loans to total loans	0.82%	0.87%	0.84%	0.64%	0.46%
Nonperforming assets to total assets	0.72%	0.71%	0.71%	0.53%	0.39%
Allowance for credit losses on loans and leases to total loans and leases	1.01%	1.00%	0.97%	1.13%	1.06%
Allowance for credit losses on loans and leases to nonperforming loans and leases	122.25%	118.72%	114.96%	176.78%	230.50%
Net charge-offs (recoveries)	$23	$95	$3,291	$2,108	$(16)
Annualized net charge-offs (recoveries) to average loans	0.01%	0.02%	0.77%	0.49%	0.00%

Average Balances
Loans	$1,763,827	$1,737,656	$1,717,886	$1,704,118	$1,710,057
Assets	$2,053,045	$2,046,032	$2,000,421	$1,997,376	$2,004,194
Stockholders' equity	$170,853	$166,511	$162,039	$160,205	$157,359

(1)
Regulatory capital ratios of CFBank
(2)
There are no differences between book value per common share and tangible book value per common share since the Company does not have any intangible assets.
(3)
The efficiency ratio equals noninterest expense (excluding amortization of intangibles and foreclosed asset writedowns) divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).

NON-GAAP FINANCIAL MEASURE

The following non-GAAP financial measure used by the Company provides information useful to investors in understanding the Company's operating performance and trends and facilitates comparisons with the performance of peers. The following table summarizes the non-GAAP financial measure derived from amounts reported in the Company’s consolidated financial statements:

Pre-provision, pre-tax net revenue ("PPNR")

	Three Months Ended
	Mar 31,	December 31,	Mar 31,
	2025	2024	2024
Net income	$4,430	$4,417	$3,070
Add: Provision for credit losses	582	1,381	1,237
Add: Income tax expense	1,149	748	695
Pre-provision, pre-tax net revenue	$6,161	$6,546	$5,002